Exhibit 99.4

Supplement to prospectus regarding admission to trading of shares in

Nordic Waterproofing Holding AB

on Nasdaq Stockholm

Supplement to prospectus regarding admission to trading of shares in Nordic Waterproofing Holding AB

This document (the "Supplement") has been prepared by Nordic Waterproofing Holding AB, corporate registration number 556839-3168 ("Nordic Waterproofing" or the "Company") and constitutes a supplement to the prospectus regarding admission to trading of shares in Nordic Waterproofing on Nasdaq Stockholm, which was approved by and registered with the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) (the "SFSA") on 11 September 2020 (SFSA reference number 20-18601) and was made public on the same day (the "Prospectus"). The Supplement is an integrated part of, and should be read with, the Prospectus. The definitions used in the Prospectus also apply to the Supplement.

The Supplement has been prepared as a result of the publishing of Nordic Waterproofing's interim financial statement for the period 1 January – 30 September 2020 on 3 November 2020. Tables in this Supplement containing financial information derived from the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019, 2018 and 2017 remains unchanged in relation to information presented in the Prospectus.

The press releases through which the information in the interim financial statement for the period 1 January – 30 September 2020 has been published, have been published on 3 November 2020 on the Company's website (www.nordicwaterproofing.com).

The Supplement has been prepared in accordance with article 23 of the Regulation (EU) 2017/1129 (the "Prospectus Regulation") and has been approved by and registered with the SFSA on 6 November 2020 (SFSA reference number 20-24244). The supplement was published on 6 November 2020.

The Prospectus and the Supplement are available in electronic format on the SFSA's (www.fi.se) and the Company's websites (www.nordicwaterproofing.com). For information on admission to trading on Nasdaq Stockholm, please refer to the Prospectus.

Contents

The information in this Supplement entails that the following sections in the Prospectus are amended.

Summary	2

Selected financial information	4

Operating and financial review	18

Capitalisation, indebtedness and other financial information	21

Share capital and ownership structure	24

Documents incorporated by reference	26

Addresses	27

Summary

The information in this Supplement entails that section "Summary" in the Prospectus is amended in accordance with the below.

The text and table in section "Key information on the issuer – Who is the issuer of the securities? – The issuer's shareholders" on page 3 are replaced with the following information.

The issuer's shareholders	The shares in Nordic Waterproofing Holding A/S are listed on Nasdaq Stockholm. Below is a summary of Nordic Waterproofing Holding A/S ownership structure as of 30 September 2020.

Name	Number of shares	Share of capital	Share of votes
Svolder	3,169,197	13.2%	13.3%
Swedbank Robur Funds	2,117,589	8.8%	8.9%
Mawer Investment Management	1,999,470	8.3%	8.4%
Carnegie Funds	1,634,528	6.8%	6.8%
Handelsbanken Funds	1,562,159	6.5%	6.5%
Länsförsäkringar Funds	1,402,255	5.8%	5.9%
Alcur Funds	1,281,667	5.3%	5.4%
Third Swedish National Pension Fund	1,138,707	4.7%	4.8%
Prior & Nilsson Funds	790,227	3.3%	3.3%
Canaccord Genuity Wealth Management	497,643	2.1%	2.1%
Other shareholders	8,490,493	35.2%	34.8%
Total	24,083,935	100.0%	100.0%

The text and tables in section "Key information on the issuer – Key financial information regarding the issuer – Key financial information in summary" on page 4 are replaced with the following information.

Key financial information in summary	Consolidated statement of comprehensive income in summary

	(SEKM)	1 January – 31 December			1 January – 30 September
		2019[1]	2018[2]	2017[3]	2020[4]	2019[5]
	Net sales	3,121.6	2,679.7	2,186.8	2,534.1	2,358.9
	Gross profit	813.3	679.7	584.1	722.4	613.7
	Operating profit (EBIT)	260.3	212.1	193.7	272.3	198.0
	Profit/loss for the period before tax	232.6	190.3	174.2	248.6	169.1
	Profit/loss for the period	195.8	151.8	137.6	197.8	134.6
Consolidated statement of financial position in summary
(SEKM)	31 December			30 September
	2019[6]	2018[7]	2017[8]	2020[9]	2019[10]
Total assets	2,536.2	2,127.0	1,756.1	3,006.6	2,755.1
Equity	1,209.6	1,105.6	1,009.8	1,401.3	1,178.4
Consolidated statement of cash flows in summary
(MSEK)	1 January – 31 December			1 January – 30 September
	2019[11]	2018[12]	2017[13]	2020[14]	2019[15]
Cash flow from operating activities	312.2	184.8	126.1	278.9	158.0
Cash flow from investing activities	-142.0	-311.2	-158.8	-32.6	-123.7
Cash flow from financing activities	-80.0	-73.2	-140.0	36.9	-11.5

[1]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the financial statement for this financial year.
[2]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the financial statement for this financial year.
[3]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the financial statement for this financial year.
[4]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[5]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[6]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the financial statement for this financial year.
[7]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the financial statement for this financial year.
[8]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the financial statement for this financial year.
[9]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[10]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.

Selected financial information

The information in this Supplement entails that section "Selected financial information" in the Prospectus is amended in accordance with the below.

The text in the second and third paragraphs on page 47 is replaced with the following information.

The selected historical financial information has been derived from and shall be read in conjunction with the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019, 2018 and 2017, and the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020 with comparable figures for the period 1 January – 30 September 2019.

The Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019, 2018, 2017, have been prepared in accordance with the International Financial Reporting Standards ("IFRS") as adopted by the EU, and are incorporated by reference into the Prospectus. The Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019 have been audited by the Company's independent auditors Deloitte Statsautoriseret Revisionspartnerselskab, as set forth in the accompanying audit report, and the Group's audited consolidated financial statements for and as of the financial years ended 31 December 2018 and 2017 respectively, have been audited by PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab, which was the Company's independent auditors during the mentioned periods, as set forth in their accompanying audit report. The Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020 with comparable figures for the period 1 January – 30 September 2019 have been prepared in accordance with IAS 34 Interim Financial Reporting, as adopted by the EU, and is incorporated by reference into the Prospectus.

[11]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the financial statement for this financial year.
[12]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the financial statement for this financial year.
[13]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the financial statement for this financial year.
[14]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[15]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.

The section "Consolidated statement of comprehensive income for the Group" on page 48 is replaced with the following information.

Consolidated statement of comprehensive income for the Group

(SEKM)	1 January – 30 September		1 January – 31 December
	2020[16]	2019[17]	2019[18]	2018[19]	2017[20]
Net sales	2,534.1	2,358.9	3,121.6	2,679.7	2,186.8
Cost of goods sold	-1,811.7	-1,745.3	-2,308.3	-1,999.9	-1,602.7
Gross profit	722.4	613.7	813.3	679.7	584.1
Selling expenses	-300.7	-292.3	-391.6	-322.4	-272.3
Administrative expenses	-168.2	-139.1	-185.6	-161.1	-130.5
Research and development expenses	-3.7	-4.1	-5.6	-6.7	-6.5
Other operating income	7.8	7.6	10.5	7.3	6.3
Other operating expenses	-3.4	-2.7	-4.5	-4.5	-2.5
Share of profit in associated companies	18.0	14.9	23.8	19.8	15.1
Operating profit (EBIT)	272.3	198.0	260.3	212.1	193.7
Net finance items	-23.8	-28.9	-27.7	-21.9	-19.5
Profit/loss for the period before tax	248.6	169.1	232.6	190.3	174.2
Tax	-50.8	-34.6	-36.9	-38.5	-36.6
Profit/loss for the period	197.8	134.6	195.8	151.8	137.6
Other comprehensive income for the period	-10.9	37.9	11.4	29.7	-1.1
Comprehensive income for the period	186.9	172.5	207.2	181.4	136.5

[16]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[17]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[18]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the financial statement for this financial year.
[19]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the financial statement for this financial year.
[20]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the financial statement for this financial year.

The section "Consolidated statement of financial position for the Group" on pages 49–50 is replaced with the following information.

Consolidated statement of financial position for the Group

(SEKM)	30 September		31 December
	2020[21]	2019[22]	2019[23]	2018[24]	2017[25]
Assets
Intangible assets	1,066.3	1,106.2	1 085.0[26]	975.4[27]	796.5[28]
Property, plant and equipment	372.3	407.2	388.9	268.1	209.8
Non-current receivables	100.2	90.7	102.4[29]	64.1[30]	38.5[31]
Deferred tax assets	8.3	0.0	0.8	0.0	0.0
Other non-current receivables	15.7	16.8	21.4	16.3	12.0
Total non-current assets	1,562.8	1,620.9	1,598.4	1,323.8	1,056.8
Inventory	401.1	374.8	382.5	345.8	259.6
Trade receivables	498.9	514.8	265.0	250.6	199.8
Receivables for on-going construction contracts	26.2	74.4	51.5	54.3	43.9
Receivables from associated companies	-[32]	-[33]	8.5	10.9	13.0
Current tax assets	2.8	5.9	1.5	2.4	1.9

[21]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[22]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[23]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the financial statement for this financial year.
[24]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the financial statement for this financial year.
[25]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the financial statement for this financial year.
[26]
The item "intangible assets" is not reported in the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019. The amount is derived from the items "Goodwill" and "Other intangible assets" in the report referred to.

[27]
The item "intangible assets" is not reported in the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018. The amount is derived from the items "Goodwill" and "Other intangible assets" in the report referred to.

[28]
The item "intangible assets" is not reported in the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017. The amount is derived from the items "Goodwill" and "Other intangible assets" in the report referred to.

[29]
The item "non-current receivables" is not reported in the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019. The amount is derived from the items "Share of profit in associated companies", "Receivables from associated companies" and "Other investments" in the report referred to.

[30]
The item "non-current receivables" is not reported in the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018. The amount is derived from the items "Share of profit in associated companies", "Receivables from associated companies" and "Other investments" in the report referred to.

[31]
The item "non-current receivables" is not reported in the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017. The amount is derived from the items "Share of profit in associated companies", "Receivables from associated companies" and "Other investments" in the report referred to.

[32]
The item "Receivables from associated companies" is not separately reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020. "Receivables from associated companies" are reported in the item "Trade receivables" in the report referred to.

[33]
The item "Receivables from associated companies" is not separately reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020. "Receivables from associated companies" are reported in the item "Trade receivables" in the report referred to.

Other current receivables	38.4	32.7	16.2	15.5	10.9
Prepaid expenses and accrued income	-[34]	-[35]	15.8	17.9	13.5
Cash and cash equivalents	476.4	131.7	196.9	105.6	156.8
Total current assets	1,443.8	1,134.2	937.9	803.2	699.3
Total assets	3,006.6	2,755.1	2,536.2	2,127.0	1,756.1
Equity	1,401.3	1,178.4	1,209.6	1,105.6	1,009.8
Non-current interest-bearing liabilities	816.7	832.0	762.7	416.3	360.3
Other non-current liabilities	41.3	38.7	43.2	38.1	37.1
Provisions	6.4	5.8	5.8	5.9	5.8
Deferred tax liabilities	89.3	84.6	91.1	75.2	52.6
Total non-current liabilities	953.8	961.1	902.8	535.4	455.9
Current interest-bearing liabilities	43.1	44.4	44.2	131.0	0.00
Trade payables	211.1	222.5	130.1	129.2	90.7
Payables for on-going construction contracts	16.6	33.5	20.3	15.5	-[36]
Current tax liabilities	34.9	24.6	5.7	11.7	9.4
Other current liabilities	345.7	290.6	51.0	46.0	57.2
Accrued expenses and prepaid income	-[37]	-[38]	172.4	152.6	133.1
Total current liabilities	651.4	615.7	423.8	485.9	290.4
Total equity and liabilities	3,006.6	2,755.1	2,536.2	2,127.0	1,756.1

[34]
The item "Prepaid expenses and accrued income" is not separately reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020. "Prepaid expenses and accrued income" are reported in the item "Other current receivables " in the report referred to.

[35]
The item "Prepaid expenses and accrued income" is not separately reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020. "Prepaid expenses and accrued income" are reported in the item "Other current receivables " in the report referred to.

[36]	The item "Payables for on-going construction contracts" is not reported in the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017.
[37]
The item "Accrued expenses and prepaid income" is not separately reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020. "Prepaid expenses and accrued income" are reported in the item "Other current receivables " in the report referred to.

[38]
The item "Accrued expenses and prepaid income" is not separately reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020. "Prepaid expenses and accrued income" are reported in the item "Other current receivables " in the report referred to.

The section "Consolidated statement of cash flow for the Group" on page 51 is replaced with the following information.

Consolidated statement of cash flow for the Group

(SEKM)	1 January – 30 September		1 January – 31 December
	2020[39]	2019[40]	2019[41]	2018[42]	2017[43]
Cash flow from operating activities	278.9	158.0	312.2	184.8	126.1
Cash flow from investing activities	-32.6	-123.7	-142.0	-311.2	-158.8
Cash flow from financing activities	36.9	-11.5	-80.0	73.2	-140.0
Total cash flow for the period	283.1	22.8	90.2	-53.3	-172.7
Cash and cash equivalents at beginning of period	196.9	105.6	105.6	156.8	328.4
Exchange-rate differences in cash and cash equivalents	-3.6	3.3	1.1	2.1	1.0
Cash and cash equivalents at end of period	476.4	131.7	196.9	105.6	156.8

[39]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[40]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[41]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the financial statement for this financial year.
[42]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the financial statement for this financial year.
[43]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the financial statement for this financial year.

The section "Consolidated statement of net sales per operating segment for the Group" on page 51 is replaced with the following information.

Consolidated statement of net sales per operating segment for the Group

(SEKM)	1 January – 30 September		1 January – 31 December
	2020[44]	2019[45]	2019[46]	2018[47]	2017[48]
Products & Solutions	1,986	1,805	2,358.5	2,023.0	1,568.1
Installation Services	628	635	866.4	752.5	713.8
Group items and eliminations	-80	-81	-103.2	-95.8	-95.2
Total	2,534	2,359	3,121.6	2,679.7	2,186.8

[44]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[45]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[46]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the financial statement for this financial year.
[47]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the financial statement for this financial year.
[48]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the financial statement for this financial year.

The section "Consolidated statement of net sales per country for the Group" on page 52 is replaced with the following information.

Consolidated statement of net sales per country for the Group

(SEKM)	1 January – 30 September		1 January – 31 December
	2020[49]	2019[50]	2019[51]	2018[52]	2017[53]
Sweden	463	410	535.2	440.8	348.1
Norway	296	312	411.5	303.7	193.4
Denmark	605	510	698.9	707.9	493.0
Finland	719	731	978.0	856.0	810.0
Europe (excluding the Nordic region)	444	391	491.7	366.4	333.5
Remaining parts of the world	6	6	6.3	4.9	8.8
Total	2,534	2,359	3,121.6	2,679.7	2,186.8

[49]
Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020. The figures are the sum of the figures presented in the columns "Q3 2020", "Q2 2020" and "Q1 2020" in the report referred to.

[50]
Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020. The figures are the sum of the figures presented in the columns "Q3 2020", "Q2 2020" and "Q1 2020" in the report referred to.

[51]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the financial statement for this financial year.
[52]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the financial statement for this financial year.
[53]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the financial statement for this financial year.

The table in section "Key ratios" on pages 52–53 is replaced with the following information.

(SEKM unless otherwise stated)	1 January – 30 September		1 January – 31 December
	2020[54]	2019[55]	2019[56]	2018[57]	2017[58]
Margins
EBITDA margin (%)	14.3%	11.8%	11.9%	10.7%[59]	11.3%[60]
EBIT margin (%)	10.7%	8.4%	8.3%	8.4%[61]	9.5%[62]
Capital structure
Capital employed	2,261	2,055	2,016	1,653	1,370
Equity	1,401	1,178	1,210	1,106	1,010
Net interest-bearing debt	431	799	610	442	204
Net debt/EBITDA, multiple	-[63]	-[64]	1.6x	1.5x65	0.8x66
Equity/assets ratio (%)	46.6%	42.8%	48%	52%	57%
Net debt/equity ratio, multiple	0.3ggr	0.6x	0.5x	0.4x	0.2x
Profitability
Return on shareholders' equity (%)	-[67]	-[68]	17.3%	14.5%	13.9%
Return on capital employed (%)	-[69]	-[70]	14.2%	14.8%[71]	15.5%[72]
Return on capital employed excluding goodwill (%)	-[73]	-[74]	28.3%	31.7%[75]	31.0%[76]

[54]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[55]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[56]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the financial statement for this financial year.
[57]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the financial statement for this financial year.
[58]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the financial statement for this financial year.
[59]	Refers to the key figure "EBITDA margin before items affecting comparability".
[60]	Refers to the key figure "EBITDA margin before items affecting comparability".
[61]	Refers to the key figure "EBIT margin before items affecting comparability".
[62]	Refers to the key figure "EBIT margin before items affecting comparability".
[63]	The key figure "Net debt/EBITDA, multiple" is not reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[64]	The key figure "Net debt/EBITDA, multiple" is not reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[65]	Refers to the key figure "Net debt/EBITDA before items affecting comparability".
[66]	Refers to the key figure "Net debt/EBITDA before items affecting comparability".
[67]	The key figure "Return on shareholders' equity (%)" is not reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[68]	The key figure "Return on shareholders' equity (%)" is not reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[69]	The key figure "Return on capital employed (%)" is not reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[70]	The key figure "Return on capital employed (%)" is not reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[71]	Refers to the key figure "Return on capital employed before items affecting comparability".
[72]	Refers to the key figure "Return on capital employed before items affecting comparability".
[73]	The key figure "Return on capital employed excluding goodwill (%)" is not reported in the Group's reviewed consolidated interim financial report for the period 1 January – 30 September 2020.
[74]	The key figure "Return on capital employed excluding goodwill (%)" is not reported in the Group's reviewed consolidated interim financial report for the period 1 January – 30 September 2020.
[75]	Refers to the key figure "Return on capital employed before items affecting comparability excluding goodwill".
[76]	Refers to the key figure "Return on capital employed before items affecting comparability excluding goodwill".

The text in the first paragraph in section "Definitions of alternative performance measures" on pages 53–54 is replaced with the following information.

The Prospectus contains certain key ratios which are not defined according to IFRS (alternative performance measures). Such non-IFRS key ratios measure historical or future financial performance, financial position or cash flow, but exclude or include amounts that would not be adjusted for in the most comparable key ratio defined according to IFRS, as defined in by the Group's accounting principles. The management uses alternative performance measures internally to measure the underlying development of the Company's business and considers the alternative performance measures, when provided in combination with key ratios defined according to IFRS, to help investors in understanding the development of the Company from time to time as well as facilitate a comparison between similar companies. In addition, the non-IFRS key ratios, as defined by the Group, may not be comparable to other similarly titled key ratios used by other companies. The Company considers the alternative performance measures to provide valuable supplementary information for investors. The alternative performance measures are not a substitute for or superior to, and should be used in conjunction with, key ratios defined according to IFRS, for complementary rather than replacement purposes. The alternative performance measures have not been audited. Investors are cautioned not to place undue reliance on these alternative performance measures and are also advised to review them in conjunction with the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019, 2018 and 2017 and the Group's reviewed interim financial statement for the period 1 January – 30 September 2020, incorporated by reference into the Prospectus.

The text in the first paragraph in section "Reconciliation tables" on page 55 is replaced by the following information.

The tables below reflect a reconciliation of alternative performance measures based on items, subtotals or totals included in the Group's audited financial statements for the financial years ended 31 December 2019, 2018 and 2017, as well as the Group's reviewed interim financial statement for the period 1 January – 30 September 2020, which are incorporated by reference into the Prospectus. The alternative performance measures have not been audited.

The table in section "Reconciliation tables" on pages 55–58 is replaced with the following information.

(SEKM)	1 January – 30 September		1 January – 31 December
	2020[77]	2019[78]	2019[79]	2018[80]	2017[81]
EBITDA
EBIT	272	198	260	224[82]	208[83]
Depreciation	74	67	91[84]	36[85]	27[86]
Amortization	15	14	19[87]	27[88]	13[89]
Impairment[90]	-	-	-	-	-
EBITDA	361	279	371	286[91]	248[92]
EBITDA margin (%)
Net sales	2,534	2,359	3,122	2,680	2,187
EBITDA	361	279	371	286	248
EBITDA margin (%)	14.3%	11.8%	11.9%	10.7%[93]	11.3%[94]
EBIT margin (%)
Net sales	2,534	2,359	3,122	2,680	2,187
EBIT	272	198	260	224	208
EBIT margin (%)	10.7%	8.4%	8.3%	8.4%[95]	9.5% [96]
Capital employed
Total assets	3,007	2,755	2,536	2,127	1,756
Other non-current liabilities	-41	-39	-43	-38	-37
Provisions	-6	-6	-6	-6	-6

[77]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[78]	Derived from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
[79]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the financial statement for this financial year.
[80]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the financial statement for this financial year.
[81]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the financial statement for this financial year.
[82]	Refers to "Operating profit (EBIT) before items affecting comparability".
[83]	Refers to "Operating profit (EBIT) before items affecting comparability".
[84]	The amount is derived from the Company's internal accounting or reporting system.
[85]	The amount is derived from the Company's internal accounting or reporting system.
[86]	The amount is derived from the Company's internal accounting or reporting system.
[87]	The amount is derived from the Company's internal accounting or reporting system.
[88]	The amount is derived from the Company's internal accounting or reporting system.
[89]	The amount is derived from the Company's internal accounting or reporting system.
[90]	No impairments have been made during the periods.]
[91]	Refers to the key figure "EBITDA before items affecting comparability".
[92]	Refers to the key figure "EBITDA before items affecting comparability".
[93]	Refers to the key figure "EBITDA margin before items affecting comparability".
[94]	Refers to the key figure "EBITDA margin before items affecting comparability".
[95]	Refers to the key figure "EBIT margin before items affecting comparability".
[96]	Refers to the key figure "EBIT margin before items affecting comparability".

Deferred tax liabilities	-89	-85	-91	-75	-53
Trade payable	-211	-223	-130	-129	-91
Payables for on-going construction contracts	-17	-33	-20	-15	-[97]
Tax liabilities	-35	-25	-6	-12	-9
Other current liabilities	-346	-291	-223[98]	-199[99]	-190100
Capital employed	2,261	2,055	2,016	1,653	1,370
Net debt
Non-current interest-bearing liabilities	817	832	763	416	360
Non-current non-interest-bearing liabilities	41	39	-101	-102	-103
Current interest-bearing liabilities	43	44	44	131	0
Current non-interest-bearing liabilities	6	15	-104	-105	-106
Cash and cash equivalents	-476	-132	-197	-106	-157
Net debt	431	799	610	442	204
Net debt/EBITDA, multiple
Net debt	-	-	610	442	204
EBITDA	-	-	371	286	248
Net debt/EBITDA, multiple	-107	-108	1.6x	1.5x109	0.8x110

[97]	The item "Payables for on-going construction contracts" is not reported in the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017.
[98]
The amount is derived from the items "Other current liabilities" and "Accrued expenses and prepaid income" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019.

[99]
The amount is derived from the items "Other current liabilities" and "Accrued expenses and prepaid income" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2018.

100
The amount is derived from the items "Other current liabilities" and "Accrued expenses and prepaid income" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2017.

101
The definition of the key ratio "Net debt" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019 does not include the item "Non-current non-interest-bearing liabilities" and thus differs from the definition of the key ratio in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.

102
The definition of the key ratio "Net debt" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2018 does not include the item "Non-current non-interest-bearing liabilities" and thus differs from the definition of the key ratio in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.

103
The definition of the key ratio "Net debt" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2017 does not include the item "Non-current non-interest-bearing liabilities" and thus differs from the definition of the key ratio in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.

104
The definition of the key ratio "Net debt" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019 does not include the item "Current non-interest-bearing liabilities" and thus differs from the definition of the key ratio in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.

105
The definition of the key ratio "Net debt" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2018 does not include the item "Current non-interest-bearing liabilities" and thus differs from the definition of the key ratio in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.

106
The definition of the key ratio "Net debt" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2017 does not include the item "Current non-interest-bearing liabilities" and thus differs from the definition of the key ratio in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.

107	The key figure "Net debt/EBITDA, multiple" is not reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
108	The key figure "Net debt/EBITDA, multiple" is not reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
109	Refers to the key figure "Net debt/EBITDA before items affecting comparability".
110	Refers to the key figure "Net debt/EBITDA before items affecting comparability".

Solvency (%)
Total assets	3,007	2,755	2,536	2,127	1,756
Equity	1,401	1,178	1,210	1,106	1,010
Solvency (%)	46.6%	42.8%	48%	52%	57%
Net debt/equity ratio, multiple
Net debt	431	799	610	442	204
Equity	1,401	1,178	1,210	1,106	1,010
Net debt/equity ratio, multiple	0,3ggr	0.6x	0.5x	0.4x	0.2x
Return on shareholders' equity, %
Profit after tax attributable to parent company shareholders (R12111)	-	-	198	152	137
Average shareholders' equity ((OB+CB)/2112)	-	-	1,143113	1,050	987
Return on shareholders' equity, %	-114	-115	17.3%	14.5%	13.9%
Return on capital employed, %
EBIT (R12)	-	-	260	224	208
Average capital employed ((OB+CB)/2)	-	-	1,835116	1,512117	1,344118
Return on capital employed, %	-119	-120	14.2%	14.8%121	15.5%122

111	The last twelve months/rolling twelve months.
112	Opening balance and closing balance divided by two.
113	The amount is derived from the Company's internal accounting or reporting system.
114	The key figure "Return on shareholders' equity (%)" is not reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
115	The key figure "Return on shareholders' equity (%)" is not reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
116	The amount is derived from the Company's internal accounting or reporting system.
117	The amount is derived from the Company's internal accounting or reporting system.
118	The amount is derived from the Company's internal accounting or reporting system.
119	The key figure " Return on capital employed (%)" is not reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
120	The key figure " Return on capital employed (%)" is not reported in the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.
121	Refers to the key figure "Return on capital employed before items affecting comparability".
122	Refers to the key figure "Return on capital employed before items affecting comparability".

Return on capital employed excluding goodwill, %
EBIT (R12)	-	-	260	224	208
Average capital employed ((IB+UB)/2)	-	-	1,835123	1,512124	1,344125
Goodwill ((IB+UB)/2)	-	-	915126	806127	674128
Return on capital employed excluding goodwill, %	-129	-130	28.3%	31.7%131	31.0%132

123	The amount is derived from the Company's internal accounting or reporting system.
124	The amount is derived from the Company's internal accounting or reporting system.
125	The amount is derived from the Company's internal accounting or reporting system.
126	The amount is derived from the Company's internal accounting or reporting system.
127	The amount is derived from the Company's internal accounting or reporting system.
128	The amount is derived from the Company's internal accounting or reporting system.
129	The key figure "Return on capital employed excluding goodwill (%)" is not reported in the Group's reviewed consolidated interim financial report for the period 1 January – 30 September 2020.
130	The key figure "Return on capital employed excluding goodwill (%)" is not reported in the Group's reviewed consolidated interim financial report for the period 1 January – 30 September 2020.
131	Refers to the key figure "Return on capital employed before items affecting comparability excluding goodwill".
132	Refers to the key figure "Return on capital employed before items affecting comparability excluding goodwill".

Operating and financial review

The information in this Supplement entails that section "Operating financial review" in the Prospectus is amended in accordance with the below.

Text in the first and second paragraphs of the introduction on page 59 is replaced with the following information.

The historical financial information is derived from and shall be read in conjunction with the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019, 2018 and 2017, respectively, and the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020 with comparable figures for the period 1 January – 30 September 2019.

The Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019, 2018, 2017, respectively, have been prepared in accordance with the International Financial Reporting Standards ("IFRS") as adopted by the EU, and are incorporated by reference into the Prospectus. The Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019 have been audited by the Company's independent auditors Deloitte Statsautoriseret Revisionspartnerselskab, as set forth in the accompanying audit report, and the Group's audited consolidated financial statements for and as of the financial years ended 31 December 2018 and 2017, respectively, have been audited by PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab, which was the Company's independent auditor during the specified periods, as set forth in their accompanying audit report. The Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020 with comparable figures for the period 1 January – 30 September 2019 has been prepared in accordance with IAS 34 Interim Financial Reporting, as adopted by the EU, and is incorporated by reference into the Prospectus.

The section "Comparison of the periods 1 January – 30 June 2020 and 1 January – 30 June 2019" on pages 60–61 is replaced with the following information.

Comparison of the periods 1 January – 30 September 2020 and 1 January – 30 September 2019133

Net sales

The Group's net sales amounted to SEK 2,534.1 million during the period January – September 2020, compared with SEK 2,358.9 million during the period January – September 2019, representing an increase of seven per cent. In the Products & Solutions operating segment, net sales amounted to SEK 1,986.0 million during the period January – September 2020, approximately 75 per cent of total net sales, compared with SEK 1,805.0 million during the period January – September 2019, representing an increase of ten per cent. In the Installation Services operating segment, net sales amounted to SEK 628 million during the period January – September 2020, approximately 25 per cent of total net sales, compared with SEK 635.0 million during the period January – September 2019, representing a decrease of one per cent. It can be noted that SEK 80 million is attributable to income from intra-group transactions during the period January – September 2020.

The increase in net sales is mainly attributable to the Products & Solutions operating segment, where the Nordic markets showed a good growth in the bitumen-based business. Growth was particularly strong in Denmark and Norway, and operations within SealEco also had a good growth. All markets within SealEco developed well. The operations with prefabricated elements had weaker sales than the previous year, as did Veg Tech, the business in green infrastructure. The good increase in sales can to some extent be explained by an increase in own renovations to residential homes and customers who increase their inventories to avoid delivery problems.

Operating profit (EBIT)

Operating profit (EBIT) amounted to 272.3 million during the period January – September 2020, compared with SEK 198.0 million during the period January – September 2019, representing an increase of 38 per cent. The EBIT margin amounted to 10.7 per cent during the period January – September 2020, compared with 8.4 per cent during the period January – September 2019, representing an increase of 2.4 percentage points.

EBITDA amounted to SEK 361 million during the period January – September 2020, compared with SEK 279 million during the period January – September 2019, representing an increase of 29 per cent. The EBITDA margin was 14.3 per cent during the period January – September 2020, compared with 11.8 per cent during the period January – September 2019, representing an increase of 2.4 percentage points.

The increase in operating profit is mainly attributable to increased volumes, good cost control and costs avoided as a result of Covid-19.

Net finance items

The Group's net financial items amounted to SEK -23.8 million during the period January – September 2020, compared with SEK -28.9 million during the period January – September 2019. The decrease in net financial items is mainly attributable to minor negative currency effects and lower interest expenses.

Profit/loss for the period

Profit/loss for the period amounted to SEK 197.8 million during the period January – September 2020, compared with SEK 134.6 million during the period January – September 2019, representing an increase of 47 per cent. The increase in profit is mainly attributable to increased volumes, good cost control and costs avoided as a consequence of Covid-19.

133	Retrieved from the Group's reviewed consolidated interim financial statement for the period 1 January – 30 September 2020.

Balance sheet

Balance sheet total amounted to 3,006.6 million at the end of the period January – September 2020, compared with SEK 2,755.1 million at the end of the period January – September 2019, representing an increase of nine per cent. Equity amounted to SEK 1,401.3 million at the end of the period January – September 2020, compared with SEK 1,178.4 million at the end of the period January – September 2019, representing an increase of 19 per cent. The equity/assets ratio was 46.6 per cent at the end of the period January – September 2020, compared with 42.8 per cent at the end of the period January – September 2019, representing an increase of 3.8 percentage points. The Group's net interest-bearing debt amounted to SEK 431 million at the end of the period January – September 2020, compared with SEK 799 million at the end of the period January – September 2019, corresponding to an improvement of SEK 368 million. The Group's cash and cash equivalents amounted to SEK 476.4 million at the end of the period January – September 2020, compared with SEK 131.7 million at the end of the period January – September 2019, representing an increase of SEK 344.7 million. The total increase in balance sheet total was mainly attributable to increased cash holdings and increased equity.

Cash flow

Cash flow from operating activities generated an inflow of SEK 278.9 million during the period January – September 2020, compared with SEK 158.0 million during the period January – September 2019, representing an increase of SEK 220.1 million. The increase was mainly attributable to the positive operating result with increased sales and EBIT.

Cash flow from investment activities amounted to SEK -32.6 million during the period January – September 2020, compared with SEK -123.7 million during the period January – September 2019, corresponding to an improvement of SEK 91.1 million. The change in cash flow from investment activities is mainly explained by investments in associated companies in Denmark and the acquisition of Distri Pond which was made during the period January – September 2019.

Cash flow from financing activities amounted to SEK 36.9 million during the period January – September 2020, compared with SEK -11.5 million during the period January – September 2019. The increase was mainly attributable to the cash dividend of SEK 96 million paid during the period January – September 2019. No dividend has been paid during the period January – September 2020.

The information in this Supplement entails that section "Capitalisation, indebtedness and other financial information" in the Prospectus is amended in accordance with the below. The section on pages 66–68 is replaced in its entirety with the following information.

Capitalisation, indebtedness and other financial information

The tables in this section describe Nordic Waterproofing's capitalisation and indebtedness at Group level as of 30 September 2020. For further information regarding the Company's share capital and shares, refer to section "Share capital and ownership". The table in this section should be read in conjunction with the sections "Selected financial information" and "Operating and financial review".

Capitalisation

(SEKM)	30 September 2020
Current debt
Guaranteed	-
Secured	43.1
Unguaranteed/unsecured or other security	608.3
Total current debt	651.4
Non-current debt
Guaranteed	-
Secured	816.7
Unguaranteed/unsecured or other security	137.1
Total non-current debt	953.8
Total current and non-current debt	1,605.2
Shareholders' equity
Share capital	30.0
Treasury shares	-13.7
Other reserves	51.1
Retained earnings including profit/loss for the period	1,333.9
Total equity	1,401.3

Pledged assets and contingent liabilities

Nordic Waterproofing's pledged assets and contingent liabilities as of 30 September 2020 amounted to SEK 173.2 million. For further information about Nordic Waterproofing's pledged assets and contingent liabilities, refer to note 35 in Nordic Waterproofing's audited annual report for the financial year 2019, incorporated by reference into the Prospectus.

Working capital statement

It is Nordic Waterproofing's opinion that the working capital available is sufficient for the Company's needs for the twelve months following the date of the Prospectus. Working capital refers to a company's ability to access cash and cash equivalents to fulfil its payment obligations as they become due.

Net indebtedness

(SEKM)		30 September 2020
(A)	Cashflow	-
(B)	Cash and cash equivalents	476.4
(C)	Trading securities	-
(D)	Liquidity (A) + (B) + (C)	476.4
(E)	Current receivables	-
(F)	Current bank debt	43.1
(G)	Current portion of non-current debt	-
(H)	Other current financial debt	6.2
(I)	Current financial debt (F) + (G) + (H)	49.3
(J)	Net current financial indebtedness (I) – (E) – (D)	-427.1
(K)	Non-current bank debt	816.7
(L)	Bonds issued	-
(M)	Other non-current debt	41.3
(N)	Non-current financial indebtedness (K) + (L) + (M)	858.0
(O)	Net financial indebtedness (J) + (N)	430.9

Investments

Historical investments

Nordic Waterproofing's ordinary investments consist primarily of investments in tangible assets, including construction in progress, machinery and other technical facilities as well as inventories, tools and installations. Investments in intangible fixed assets mainly consist of capitalised costs for IT projects and R&D projects. The investments have been financed by cash flows from operating activities and under existing credit facilities.

The Group has also made a number of investments through the acquisition of shares or assets. In 2017, shares in (i) EPDM Systems B.V; (ii) SPT-Painting Oy; (iii) LA Kattohuolto Oy; and (iv) Taasinge Elementer A/S, were acquired. In 2018, the Company acquired (i) a production facility in Denmark for prefabricated roof and facade elements; (ii) shares in Ringsaker Vegg- og Takelementer AS; and (iii) the shares in Veg Tech AB. In 2019, the shares in Distri Pond were acquired. For further information, refer to note 14 in Nordic Waterproofing's audited annual report for the financial years 2017, 2018 and 2019, respectively, which are incorporated by reference into the Prospectus. During the period January – September 2020, 25 per cent of the shares in Playgreen Finland Oy was acquired. The Company has an option to acquire an additional 55 per cent of the shares within two years.

The table below summarises Nordic Waterproofing's significant investments for the financial years 2017–2019 and for the interim period January – September 2020.

(SEKM)	January – September 2020	2019	2018	2017
Acquisition of intangible fixed assets	2.0	19.5	20.2	2.0
Acquisition of tangible fixed assets	33.3	41.0	35.5	21.2
Acquisition of business (net liquidity impact)	-	48.6	228.2	123.2
Acquisition of shares in associated companies	4.2	31.2	19.4	6.6

Ongoing and decided investments

As of the date of the Prospectus, there are no on-going or pending investments.

Material events after 30 September 2020

There have not been any significant changes in the Group's financial position, earnings or market position after 30 September 2020.

Share capital and ownership structure

The information in this Supplement entails that section "Share capital and ownership structure" in the Prospectus is amended in accordance with the below.

The text in the fourth paragraph in section "Ownership structure prior to and following the Merger" on page 89 is replaced with the following information.

The shares in Nordic Waterproofing Holding A/S are listed on Nasdaq Stockholm. Below is a summary of Nordic Waterproofing Holding A/S ownership structure as of 30 September 2020. No different voting rights exist.

The table in section "Ownership structure prior to and following the Merger" on page 89 is replaced with the following information.

Name	Number of shares	Share of capital	Share of votes
Svolder	3,169,197	13.2%	13.3%
Swedbank Robur Funds	2,117,589	8.8%	8.9%
Mawer Investment Management	1,999,470	8.3%	8.4%
Carnegie Funds	1,634,528	6.8%	6.8%
Handelsbanken Funds	1,562,159	6.5%	6.5%
Länsförsäkringar Funds	1,402,255	5.8%	5.9%
Alcur Funds	1,281,667	5.3%	5.4%
Third Swedish National Pension Fund	1,138,707	4.7%	4.8%
Prior & Nilsson Funds	790,227	3.3%	3.3%
Canaccord Genuity Wealth Management	497,643	2.1%	2.1%
Other shareholders	8,490,493	35.2%	34.8%
Total	24.083.935	100.0%	100.0%

Documents incorporated by reference

The information in this Supplement entails that section "Documents incorporated by reference" in the Prospectus is amended in accordance with the below.

The first item of the second paragraph on page 107 is replaced with the following information.

•
Nordic Waterproofing Holding A/S reviewed consolidated interim financial statement for the period January – September 2020, where reference is made to financial key figures on page 1, quarterly data on page 11, income statement on page 15, balance sheet on page 16, changes in equity on page 16, cash flow analysis on page 17, notes on pages 18-20, and review on page 13.

Addresses

THE COMPANY

Nordic Waterproofing Holding AB
Rönnowsgatan 12
252 25 Helsingborg
Sweden
Telephone: +46 42 36 22 40
www.nordicwaterproofing.com

AUDITOR

Deloitte AB
Hjälmaregatan 3
201 23 Malmö
Sweden

LEGAL ADVISORS TO THE COMPANY

As to Swedish law Roschier Advokatbyrå AB Brunkebergstorg 2 111 51 Stockholm Sweden	As to Danish law Plesner Advokatpartnerselskab Amerika Plads 37 2100 Copenhagen Denmark